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                                                                    EXHIBIT 99.1

                   [ZIEGLER COAL HOLDING COMPANY LETTERHEAD]


CONTACT:

Vic Svec                                               Jacqueline E. Burwitz
618-394-2430                                           618-394-2570




FOR IMMEDIATE RELEASE
JULY 22, 1996


            ZEIGLER LAUDS NEW AGREEMENTS WITH CAROLINA POWER & LIGHT

FAIRVIEW HEIGHTS, ILL., JULY 22, 1996 - Chand B. Vyas, President and Chief Executive Officer of ZEIGLER COAL HOLDING COMPANY (NYSE: ZEI) announced today that Zeigler subsidiaries had forged comprehensive new coal supply agreements with Carolina Power & Light Company (CP&L) for coal supplies relating to the company's Marrowbone Development Company.

"I have previously stated that Zeigler's growth will come through two primary strategies: by more greatly aligning ourselves with customers, and by accessing key links along economic value chains," said Vyas. "Our new agreements with CP&L greatly advances our first strategy and provides an opportunity to work together on the second strategy. And, in addition to strategic improvements, we foresee the potential to improve revenues, earnings and cash flows as a result of the new agreement."

According to CP&L Senior Vice President of Power Operations James M. Davis, Jr., "We are pleased with the innovative, proactive manner in which Zeigler approached this effort, and with the resulting agreements. We consider Zeigler to be an excellent supplier, and we look forward to enhancing our business relationship with them. This is an example of how a coal company and utility can work together in the face of a rapidly changing utility environment."

Said Vyas, "Earlier, we approached CP&L regarding our Marrowbone contract. Our objective was to better align ourselves with CP&L and strengthen our long-standing position as a preferred supplier. We sought to improve their competitive position, enhance the flexibility and value of the contract to us and build a basis upon which we could extend our business relationship. These were admittedly lofty objectives... and yet I am pleased to report that as a result of excellent work by CP&L and Zeigler teams the agreements accomplish all of these."

                                   -more-

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The revised and restated Marrowbone agreement and a new agreement resulting from the discussions with CP&L is responsible for more than 10% of Zeigler revenues. Both the prior and new agreements run through 2006. Major new elements of the agreements include:

  - Pricing that will allow CP&L to sell more power while letting Zeigler sell more coal and improve the value of its business with CP&L;

  - Sourcing flexibility for coal shipments;

  - A problem-solving mechanism to resolve quality variations so as to greatly reduce the likelihood of disputes; and

  - Agreement to jointly pursue additional value-adding business opportunities.

The Zeigler family of companies is among the largest coal producers and marketers in the United States, and controls more than 1.3 billion tons of economically recoverable coal reserves, including 1 billion tons of low sulfur coal. The Zeigler family of companies currently operates underground and surface coal mining complexes in Illinois, Kentucky, Ohio, West Virginia and Wyoming. In addition, the company owns and operates two East Coast transloading terminals, a land company and a clean coal technology corporation.


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